As filed with the Securities and Exchange Commission on June 4, 2004

Registration No. 333- _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0562944 (I.R.S. Employer Identification No.)

600 North Dairy Ashford Houston, Texas (Address of Principal Executive Offices)	77079 (Zip Code)

2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
ConocoPhillips Savings Plan
ConocoPhillips Store Savings Plan
Retirement Savings Plan of ConocoPhillips Company
(Full title of the plan)

Stephen F. Gates
Senior Vice President, Legal, and General Counsel
600 North Dairy Ashford
Houston, Texas 77079
(Name and address of agent for service)

(281) 293-1000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (2)	share	price	registration fee

Common Stock, par value $.01 per share (1)	44,002,000(3)	$72.94 (4)	$3,209,505,880(4)	$406,644(4)

(1)	Includes the associated rights to purchase ConocoPhillips preferred stock, which initially are attached to and trade with the shares of ConocoPhillips common stock being registered hereby.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plans as a result of the antidilution provisions thereof.

(3)	The shares of ConocoPhillips common stock being registered hereby include (a) 35,000,000 shares to be offered under the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips; (b) 9,000,000 shares to be offered under the ConocoPhillips Savings Plan; (c) 1,000 shares to be offered under the ConocoPhillips Store Savings Plan; and (d) 1,000 shares to be offered under the Retirement Savings Plan of ConocoPhillips Company.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange Composite Tape on May 28, 2004. In addition, pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $94,060 previously paid by the Registrant in connection with the registration of 20,404,986 shares of Common Stock pursuant to the Registration Statement on Form S-8 (Registration No. 333-98681) filed with the Securities and Exchange Commission on August 23, 2002, which have not been issued and which have been or will be deregistered pursuant to a post-effective amendment to such registration statement filed on the date hereof. Accordingly, a filing fee of $312,584 is being paid herewith.

EXPLANATORY NOTE

     ConocoPhillips (the “Registrant”) filed a Registration Statement on Form S-8 on August 23, 2002 (Registration No. 333-98681) (the “2002 Registration Statement”) to register shares of the Common Stock for issuance pursuant to, among other benefit plans, the (a) Thrift Plan of Phillips Petroleum Company; (b) Long-Term Stock Savings Plan of Phillips Petroleum Company; (c) Retirement Savings Plan of Phillips Petroleum Company; (d) Tosco Corporation Store Savings Plan; (e) Thrift Plan for Employees of Conoco Inc.; and (f) Thrift Plan for Retail Employees of Conoco Inc.

     Since the filing of the Registration Statement, the following events have occurred:

•	the Thrift Plan of Phillips Petroleum Company was merged with and into the Long-Term Stock Savings Plan of Phillips Petroleum Company;

•	the Long-Term Stock Savings Plan of Phillips Petroleum Company was renamed the ConocoPhillips Savings Plan;

•	the Retirement Savings Plan of Phillips Petroleum Company was renamed the Retirement Savings Plan of ConocoPhillips Company;

•	the Tosco Corporation Store Savings Plan was renamed the ConocoPhillips Store Savings Plan;

•	the Thrift Plan for Employees of Conoco Inc. was merged with and into the ConocoPhillips Savings Plan; and

•	the Thrift Plan for Retail Employees of Conoco Inc. was merged with and into the ConocoPhillips Store Savings Plan.

     As a result, the Thrift Plan of Phillips Petroleum Company, the Thrift Plan for Employees of Conoco Inc., and the Thrift Plan for Retail Employees of Conoco Inc. are no longer in existence.

     For purposes of registering additional shares of Common Stock for issuance pursuant to (i) the ConocoPhillips Savings Plan; (ii) the ConocoPhillips Store Savings Plan; and (iii) the Retirement Savings Plan of ConocoPhillips Company, we hereby incorporate by reference into this registration statement the contents of the 2002 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 by ConocoPhillips are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

     (1) ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 2, 2004;

     (2) ConocoPhillips’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, as filed with the SEC on May 7, 2004; and

     (3) The description of ConocoPhillips common stock (including the associated rights to purchase ConocoPhillips preferred stock) contained in the prospectus included in the Registration Statement of ConocoPhillips on Form S-4 (Registration No. 333-74798), as that description may be updated from time to time.

     All documents filed by ConocoPhillips with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the issuance of the Common Stock being registered has been passed upon for the Registrant by Wayne C. Byers, Esq., Senior Counsel of the Registrant. Mr. Byers is regularly employed by the Registrant, participates in various employee benefit plans of the Registrant under which he may receive shares of Common Stock, restricted stock units or options to purchase shares of Common Stock, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. ConocoPhillips’ restated certificate of incorporation provides that, to the fullest extent of Delaware law, no

ConocoPhillips director shall be liable to ConocoPhillips or ConocoPhillips stockholders for monetary damages for breach of fiduciary duty as a director.

     Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by ConocoPhillips’ restated certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

     ConocoPhillips’ bylaws provide for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ConocoPhillips or is or was a director or officer of ConocoPhillips serving as an officer, director, employee or agent of any other enterprise at the request of ConocoPhillips. However, ConocoPhillips will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by ConocoPhillips’ board of directors.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit
Number		Document Description
4.1	—	Restated Certificate of Incorporation of ConocoPhillips (incorporated by reference to Exhibit 3.1 to the Current Report of ConocoPhillips on Form 8-K filed on August 30, 2002; File No. 000-49987 (the “Form 8-K”).
4.2	—	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form 8-K).

Exhibit
Number		Document Description
4.3	—	By-laws of ConocoPhillips (incorporated by reference to Exhibit 3.3 to ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
4.4	—	Specimen certificate representing common stock, par value $.01 per share, of ConocoPhillips (incorporated by reference to Exhibit 4.1 to the Joint Proxy Statement/Prospectus included in the Registration Statement of ConocoPhillips on Form S-4, Registration No. 333-74798).
4.5	—	Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent, which includes as Exhibit A the form Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K).
4.6	—	2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Appendix C of ConocoPhillips’ Proxy Statement on Schedule 14A relating to the 2004 Annual Meeting of Shareholders, File No. 000-49987).
*5.1	—	Opinion of Wayne C. Byers as to the legality of securities.
*23.1	—	Consent of Ernst & Young LLP.
*23.2	—	Consent of Wayne C. Byers (contained in Exhibit 5.1).
*24	—	Powers of Attorney (included on the signature page of this registration statement).

*Filed herewith.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 28, 2004.

CONOCOPHILLIPS

By:	/s/ John A. Carrig

John A. Carrig
Executive Vice President, Finance
and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below appoints John A. Carrig, Stephen F. Gates and Rand C. Berney, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of ConocoPhillips, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents or instruments necessary or appropriate to enable ConocoPhillips to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 28, 2004.

SIGNATURE	TITLE
/s/ Archie W. Dunham Archie W. Dunham	Chairman of the Board and Director
/s/ J. J. Mulva J. J. Mulva	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ John A. Carrig John A. Carrig	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
/s/ Rand C. Berney Rand C. Berney	Vice President and Controller (Principal Accounting Officer)

SIGNATURE	TITLE
/s/ Richard H. Auchinleck Richard H. Auchinleck	Director
/s/ Norman R. Augustine Norman R. Augustine	Director
/s/ David L. Boren David L. Boren	Director
/s/ Kenneth M. Duberstein Kenneth M. Duberstein	Director
/s/ Ruth R. Harkin Ruth R. Harkin	Director
/s/ Larry D. Horner Larry D. Horner	Director
/s/ Charles C. Krulak Charles C. Krulak	Director
/s/ Frank A. McPherson Frank A. McPherson	Director
/s/ William K. Reilly William K. Reilly	Director
/s/ William R. Rhodes William R. Rhodes	Director
/s/ J. Stapleton Roy J. Stapleton Roy	Director

SIGNATURE	TITLE
/s/ Victoria J. Tschinkel Victoria J. Tschinkel	Director
/s/ Kathryn C. Turner Kathryn C. Turner	Director
/s/ James E. Copeland, Jr. James E. Copeland, Jr.	Director

EXHIBIT INDEX

Exhibit
Number		Document Description
4.1	—	Restated Certificate of Incorporation of ConocoPhillips (incorporated by reference to Exhibit 3.1 to the Current Report of ConocoPhillips on Form 8-K filed on August 30, 2002; File No. 000-49987 (the “Form 8-K”).
4.2	—	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form 8-K).
4.3	—	By-laws of ConocoPhillips (incorporated by reference to Exhibit 3.3 to ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
4.4	—	Specimen certificate representing common stock, par value $.01 per share, of ConocoPhillips (incorporated by reference to Exhibit 4.1 to the Joint Proxy Statement/Prospectus included in the Registration Statement of ConocoPhillips on Form S-4, Registration No. 333-74798).
4.5	—	Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent, which includes as Exhibit A the form Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K).
4.6	—	2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Appendix C of ConocoPhillips’ Proxy Statement on Schedule 14A relating to the 2004 Annual Meeting of Shareholders, File No. 000-49987).
*5.1	—	Opinion of Wayne C. Byers as to the legality of securities.
*23.1	—	Consent of Ernst & Young LLP.
*23.2	—	Consent of Wayne C. Byers (contained in Exhibit 5.1).
*24	—	Powers of Attorney (included on the signature page of this registration statement).

*Filed herewith.